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                                                                    EXHIBIT 99.2


                       PEGASUS COMMUNICATIONS CORPORATION
                    COMPLETES HOLDING COMPANY REORGANIZATION

BALA CYNWYD, PA, February 26, 2001 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that it successfully completed the reorganization of its existing businesses under a newly created holding company. The new holding company assumed the name Pegasus Communications Corporation (the "New Holding Company"). The company that formerly operated under the name Pegasus Communications Corporation changed its name to Pegasus Satellite Communications, Inc. ("Pegasus Satellite") and became a direct subsidiary of the New Holding Company.

In connection with the reorganization:

         o Pegasus' broadband and TV centric Internet access business will be operated by Pegasus Broadband Communications, Inc., which will remain a subsidiary of Pegasus Satellite.

         o Pegasus' existing DBS business is being retained by Pegasus Satellite. Pegasus Satellite also holds Pegasus' broadcast television business.

         o Pegasus' other assets (including intellectual property rights licensed from Personalized Media Communications) are now held by direct subsidiaries of the New Holding Company.

Pegasus completed this reorganization to increase its flexibility to pursue new activities and initiatives through other subsidiaries of the New Holding Company rather than through Pegasus Satellite.

As a result of the reorganization, all of the capital stock of Pegasus Satellite was exchanged for shares of the New Holding Company. The Class A Common Stock of the New Holding Company trades on the NASDAQ National Market under the symbol PGTV. The debt of Pegasus Satellite remains an obligation of Pegasus Satellite.

A separate press release has been issued today relating to the exchange offer of the Series A Preferred Stock held by the New Holding Company.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and serves approximately 1.4 million DBS subscribers in 41 states. Pegasus is the tenth largest multichannel video provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing services to rural and under served areas. Through agreements with Liberate Technologies, Genuity, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,500 independent retailers in the Pegasus Retail Network to include interactive television, narrow band TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.

Safe Harbor

Certain matters contained in this news release concerning the business outlook, which are not historical facts in this press release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward looking statements. Such forward looking statements may be identified with words such as "we expect," "we predict," "we believe," "we project," "we anticipate" and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events will occur as anticipated or that the Company's results will be as estimated. Factors which can affect the Company's performance are described in the Company's filings with the Securities and Exchange Commission.



For further information, please contact:

Yolanda Robins                                  Jeff Majtyka
Pegasus Communications Corporation              Brainerd Communications, Inc.
(610) 934-7030                                  (212) 986-6667
yrobins@pgtv.com                                majtyka@braincomm.com